EXHIBIT 10.14

HealthStream, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2013
Annual Retainer fee	$4,000
Board meeting fee	$1,000
Committee chair meeting fee	$1,000
Committee member meeting fee	$500

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units for conversion to 3,000 shares of the Company’s common stock. The restricted share units are granted annually and vest over a three year period.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2012 performance bonuses provided to our executive officers, including the individuals who the Company expects to be its Named Executive Officers for 2013.

Executive Officer	Current Base Salary	Fiscal 2012 Bonus Amount
Robert A. Frist, Jr.	$257,000	$20,151
J. Edward Pearson	$244,000	$19,132
Arthur E. Newman	$234,000	$18,348
Gerard M. Hayden, Jr.	$230,000	$18,034
Jeffrey S. Doster	$230,000	$18,034
Michael Sousa	$192,500	$5,005

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2013 Proxy Statement.